                                                                   EXHIBIT 10.27


                                 LOAN AGREEMENT


                  This LOAN AGREEMENT dated as of December __, 2001 (the "Agreement"), is executed by and between eLOYALTY CORPORATION, a Delaware corporation (the "Borrower"), whose address is 150 Field Drive, Suite 250, Lake Forest, Illinois 60045, and LASALLE BANK NATIONAL ASSOCIATION, a national banking association (the "Bank"), whose address is 135 South LaSalle Street, Chicago, Illinois 60603.

                  In consideration of the mutual agreements hereinafter set forth, the Borrower and the Bank hereby agree as follows:

1. DEFINITIONS.

         1.1. Defined Terms. For the purposes of this Agreement, the following capitalized words and phrases shall have the meanings set forth below.

                  "Applicable Margin (Regular)" shall mean three-quarters of one percent (0.75%).

                  "Bankruptcy Code" shall mean the United States Bankruptcy Code, as now existing or hereafter amended.

                  "Borrowing Base Amount" shall mean one hundred percent (100%) of the amount of Cash Collateral.

                  "Business Day" shall mean any day other than a Saturday, Sunday or a legal holiday on which banks are authorized or required to be closed for the conduct of commercial banking business in Chicago, Illinois.

                  "Capital Lease" shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, in accordance with Financial Accounting Standards Board Statement No. 13, as amended from time to time, or, if such Statement is not then in effect, such statement of GAAP as may be applicable, recorded as a "capital lease" on the balance sheet of the Borrower prepared in accordance with GAAP.

                  "Cash Collateral" shall mean the cash collateral pledged to the Bank pursuant to the Cash Collateral Pledge Agreement.

                  "Cash Collateral Pledge Agreement" shall mean the Cash Collateral Pledge Agreement of even date herewith between the Borrower and the Bank.

                  "Collateral" shall mean the Cash Collateral and any existing or hereafter arising or acquired property of Borrower in which a Lien is granted to the Bank to secure the Obligations.

                  "Contingent Liability" and "Contingent Liabilities" shall mean, respectively, each obligation and liability of the Borrower and all such obligations and liabilities of the Borrower incurred pursuant to any agreement, undertaking or arrangement by which the Borrower: (a) guarantees, endorses or otherwise becomes or is contingently liable upon (by direct or indirect agreement, contingent or otherwise, to provide funds for payment, to supply funds to, or otherwise to invest in, a debtor, or otherwise to assure a creditor against loss) the indebtedness, dividend, obligation or other liability of any other Person in any manner (other than by endorsement of instruments in the course of collection), including without limitation, any indebtedness, dividend or other obligation which may be issued or incurred at some future time; (b) guarantees the payment of dividends or other distributions upon the shares or ownership interest of any other Person; (c) undertakes or agrees (whether contingently or otherwise): (i) to purchase, repurchase, or otherwise acquire any indebtedness, obligation or liability of any other Person or any or any property or assets constituting security therefor, (ii) to advance or provide funds for the payment or discharge of any indebtedness, obligation or liability of any other Person (whether in the form of loans, advances, stock purchases, capital contributions or otherwise), or to maintain solvency, assets, level of income, working capital or other financial condition of any other Person, or
(iii) to make payment to any other Person other than for value received; (d) agrees to lease property or to purchase securities, property or services from such other Person with the purpose or intent of assuring the owner of such indebtedness or obligation of the ability of such other Person to make payment of the indebtedness or obligation; (e) to induce the issuance of, or in connection with the issuance of, any letter of credit for the benefit of such other Person; or (f) undertakes or agrees otherwise to assure a creditor against loss. The amount of any Contingent Liability shall (subject to any limitation set forth herein) be deemed to be the outstanding principal amount (or maximum permitted principal amount, if larger) of the indebtedness, obligation or other liability guaranteed or supported thereby.

                  "Default Rate" shall mean a per annum rate of interest equal to the Prime Rate plus two percent (2%) per annum.

                  "Employee Plan" includes any pension, stock bonus, employee stock ownership plan, retirement, disability, medical, dental or other health plan, life insurance or other death benefit plan, profit sharing, deferred compensation, stock option, bonus or other incentive plan, vacation benefit plan, severance plan or other employee benefit plan or arrangement, including, without limitation, those pension, profit-sharing and retirement plans of the Borrower described from time to time in the financial statements of the Borrower and any pension plan, welfare plan, Defined Benefit Pension Plans (as defined in ERISA) or any multi-employer plan, maintained or administered by the Borrower or to which the Borrower is a party or may have any liability or by which the Borrower is bound.

                  "Environmental Laws" shall mean all federal, state, district, local and foreign laws, rules, regulations, ordinances, and consent decrees relating to health, safety, hazardous substances, pollution and environmental matters, as now or at any time hereafter in effect, applicable to the Borrower's business or facilities owned or operated by the Borrower, including laws relating to emissions, discharges, releases or threatened releases of pollutants, contamination, chemicals, or hazardous, toxic or dangerous substances, materials or wastes in the environment (including, without limitation, ambient air, surface water, land surface or subsurface strata) or otherwise relating to the generation, manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials.

                  "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

                  "Event of Default" shall mean any of the events or conditions set forth in Section 11 hereof.

                  "GAAP" shall mean generally accepted accounting principles, using the accrual basis of accounting and consistently applied with prior periods, provided, however, that GAAP with respect to any interim financial statements or reports shall be deemed subject to fiscal year-end adjustments and footnotes made in accordance with GAAP.

                  "Hazardous Materials" shall mean any hazardous, toxic or dangerous substance, materials and wastes, including, without limitation, hydrocarbons (including naturally occurring or man-made petroleum and hydrocarbons), flammable explosives, asbestos, urea formaldehyde insulation, radioactive materials, biological substances, polychlorinated biphenyls, pesticides, herbicides and any other kind and/or type of pollutants or contaminants (including, without limitation, materials which include hazardous constituents), sewage, sludge, industrial slag, solvents and/or any other similar substances, materials or wastes that are or become regulated under any Environmental Law (including without limitation, any that are or become classified as hazardous or toxic under any Environmental Law).

                  "Indebtedness" shall mean at any time (a) all Liabilities of the Borrower, (b) all Capital Lease obligations of the Borrower, (c) all other debt, secured or unsecured, created, issued, incurred or assumed by the Borrower for money borrowed or for the deferred purchase price of any fixed or capital asset, (d) indebtedness secured by any Lien existing on property owned by the Borrower whether or not the Indebtedness secured thereby has been assumed, and
(e) all Contingent Liabilities of the Borrower whether or not reflected on its balance sheet.

                  "Indemnified Party" and "Indemnified Parties" shall mean, respectively, each of the Bank and any parent corporations, affiliated corporations or subsidiaries of the Bank, and each of their respective officers, directors, employees, attorneys and agents, and all of such parties and entities.

                  "Interest Period" shall mean, with regard to any LIBOR Loan, successive one, two, three or six month periods as selected from time to time by the Borrower by notice given to the Bank not less than three (3) Business Days prior to the first day of each respective Interest Period; provided, however, that: (i) each such Interest Period occurring after the initial Interest Period of any LIBOR Loan shall commence on the day on which the preceding Interest Period for such LIBOR Loan expires, (ii) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided, however, that if such extension would cause the last day of such Interest Period to occur in the next following calendar month, then the last day of such Interest Period shall occur on the immediately preceding Business Day, (iii) whenever the first day of any Interest Period occurs on a day of a month for which there is no numerically corresponding day in the calendar month in which such Interest Period terminates, such Interest Period shall end on the last Business Day of such calendar month, and (iv) the final Interest Period must be such that its expiration occurs on or before the Maturity Date.

                  "Interest Rate Agreements" shall mean any interest rate protection agreement, interest rate swap or other interest rate hedge arrangement (other than any interest rate cap or other similar agreement or arrangement pursuant to which the Borrower has no credit exposure to the Bank) to or under which the Borrower or any Subsidiary of the Borrower is a party or beneficiary.

                  "Letter of Credit" and "Letters of Credit" shall mean, respectively, a standby letter of credit and all such standby letters of credit issued by the Bank, in its sole discretion, upon the execution and delivery by the Borrower and the acceptance by the Bank of a Master Letter of Credit Agreement and an application for Letter of Credit, as set forth in Section 2.5 of this Agreement.

                  "Letter of Credit Obligations" shall mean, at any time, an amount equal to the aggregate of the original face amounts of all Letters of Credit minus the sum of (i) the amount of any reductions in the original face amount of any Letter of Credit which did not result from a draw thereunder, (ii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit for which the Borrower has reimbursed the Bank, (iii) the amount of any payments made by the Bank with respect to any draws made under a Letter of Credit which have been converted to a Revolving Loan as set forth in
Section 2.5, and (iv) the portion of any issued but expired Letter of Credit which has not been drawn by the beneficiary thereunder. For purposes of determining the outstanding Letter of Credit Obligations at any time, the Bank's acceptance of a draft drawn on the Bank pursuant to a Letter of Credit shall constitute a draw on the applicable Letter of Credit at the time of such acceptance.

                  "Liabilities" shall mean at all times all liabilities of the Borrower that would be shown as such on a balance sheet of the Borrower prepared in accordance with GAAP.

                  "LIBOR Loan" or "LIBOR Loans" shall mean that portion, and collectively those portions, of the aggregate outstanding principal balance of the Revolving Loans that will bear interest with reference to the LIBOR Rate.

                  "LIBOR Rate" shall mean a rate of interest equal to the per annum rate of interest at which United States dollar deposits in an amount comparable to the amount of the relevant LIBOR Loan and for a period equal to the relevant Interest Period are offered generally to the Bank (rounded upward if necessary, to the nearest 1/16 of 1.00%) in the London Interbank Eurodollar market at 11:00 a.m. (London time) two (2) Business Days prior to the commencement of each Interest Period less the maximum reserve percentages for determining reserves to be maintained by member banks of the Federal Reserve System for Eurocurrency liabilities, or as LIBOR is otherwise determined by the Bank in its sole and absolute discretion, such rate to remain fixed for such Interest Period. The Bank's determination of LIBOR shall be conclusive, absent manifest error.

                  "Lien" shall mean any mortgage, pledge, hypothecation, judgment lien or similar legal process, title retention lien, or other lien or security interest, including, without limitation, the interest of a vendor under any conditional sale or other title retention agreement and the interest of a lessor under a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person as lessee that is, or should be, a Capital Lease on the balance sheet of the Borrower prepared in accordance with GAAP.

                  "Loans" shall mean, collectively, all Revolving Loans (whether Prime Loans or LIBOR Loans) made by the Bank to the Borrower and all Letter of Credit Obligations, under and pursuant to this Agreement.

                  "Loan Documents" shall have the meaning set forth in
Section 3.1.

                  "Maturity Date" shall mean the first anniversary of the date the Bank notifies the Borrower that the Loan Agreement has become effective pursuant to the Effective Date Letter which anniversary shall be on or before December 31, 2002.

                  "Maximum Letter of Credit Obligation" shall mean Three Million and No/100 Dollars ($3,000,000.00).

                  "Note" shall mean the Revolving Note.

                  "Obligations" shall mean the Loans, all interest accrued thereon, any fees due the Bank hereunder, any expenses incurred by the Bank hereunder and any and all other liabilities and obligations of the Borrower (and of any partnership in which the Borrower is or may be a partner) to the Bank, howsoever created, arising or evidenced, and howsoever owned, held or acquired, whether now or hereafter existing, whether now due or to become due, direct or indirect, absolute or contingent, and whether several, joint or joint and several, including, but not limited to, any Interest Rate Agreements.

                  "Obligor" shall mean the Borrower, any guarantor, accommodation endorser, third party pledgor, or any other party liable with respect to the Obligations.

                  "Person" shall mean any individual, partnership, limited liability company, corporation, trust, joint venture, joint stock company, association, unincorporated organization, government or agency or political subdivision thereof, or other entity.

                  "Prime Loan" or "Prime Loans" shall mean that portion, and collectively, those portions of the aggregate outstanding principal balance of the Revolving Loans that will bear interest with reference to the Prime Rate.

                  "Prime Rate" shall mean the floating per annum rate of interest which at any time, and from time to time, shall be most recently announced by the Bank as its Prime Rate, which is not intended to be the Bank's lowest or most favorable rate of interest at any one time. The effective date of any change in the Prime Rate shall for purposes hereof be the date the Prime Rate is changed by the Bank. The Bank shall not be obligated to give notice of any change in the Prime Rate.

                  "Regulatory Change" shall mean the introduction of, or any change in any applicable law, treaty, rule, regulation or guideline or in the interpretation or administration thereof by any governmental authority or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or its lending office.

                  "Revolving Loan" and "Revolving Loans" shall mean, respectively, each direct advance and the aggregate of all such direct advances, from time to time in the form of either Prime Loans and/or LIBOR Loans, made by the Bank to the Borrower under and pursuant to this Agreement, as set forth in
Section 2.1 of this Agreement.

                  "Revolving Loan Availability" shall mean at any time, the lesser of (a) the Revolving Loan Commitment less the Letter of Credit Obligations, or (b) the Borrowing Base Amount less the Letter of Credit Obligations.

                  "Revolving Loan Commitment" shall mean Fifteen Million and No/100 Dollars ($15,000,000.00).

                  "Revolving Note" shall have the meanings set forth in Section
4.1 hereof.

                  "Subsidiary" and "Subsidiaries" shall mean, respectively, each and all such corporations, partnerships, limited partnerships, limited liability companies, limited liability partnerships or other entities of which or in which the Borrower owns directly or indirectly fifty percent (50%) or more of (i) the combined voting power of all classes of stock having general voting power under ordinary circumstances to elect a majority of the board of directors of such entity if a corporation, (ii) the management authority and capital interest or profits interest of such entity, if a partnership, limited partnership, limited liability company, limited liability partnership, joint venture or similar entity, or (iii) the beneficial interest of such entity, if a trust, association or other unincorporated organization.

                  "UCC" shall mean the Uniform Commercial Code in effect in Illinois from time to time.

         1.2. Accounting Terms. Any accounting terms used in this Agreement which are not specifically defined herein shall have the meanings customarily given them in accordance with GAAP. Calculations and determinations of financial and accounting terms used and not otherwise specifically defined hereunder and the preparation of financial statements to be furnished to the Bank pursuant hereto shall be made and prepared, both as to classification of items and as to amount, in accordance with GAAP as used in the preparation of the financial statements of the Borrower on the date of this Agreement. If any changes in accounting principles or practices from those used in the preparation of the financial statements are hereafter occasioned by the promulgation of rules, regulations, pronouncements and opinions by or required by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants (or any successor thereto or agencies with similar functions), which results in a material change in the method of accounting in the financial statements required to be furnished to the Bank hereunder or in the calculation of financial covenants, standards or terms contained in this Agreement, the parties hereto agree to enter into good faith negotiations to amend such provisions so as equitably to reflect such changes to the end that the criteria for evaluating the financial condition and performance of the Borrower will be the same after such changes as they were before such changes; and if the parties fail to agree on the amendment of such provisions, the Borrower will furnish financial statements in accordance with such changes but shall provide calculations for all financial covenants, perform all financial covenants and otherwise observe all financial standards and terms in accordance with applicable accounting principles and practices in effect immediately prior to such changes. Calculations with respect to financial covenants required to be stated in accordance with applicable accounting principles and practices in effect immediately prior to such changes shall be reviewed and certified by the Borrower's accountants.

         1.3. Other Terms Defined in UCC. All other capitalized words and phrases used herein and not otherwise specifically defined shall have the respective meanings assigned to such terms in the UCC, as amended from time to time, to the extent the same are used or defined therein.

         1.4. Other Definitional Provisions; Construction. Whenever the context so requires, the neuter gender includes the masculine and feminine, the single number includes the plural, and vice versa, and in particular the word "Borrower" shall be so construed. The words "hereof", "herein" and "hereunder" and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and references to Article, Section, Subsection, Annex, Schedule, Exhibit and like references are references to this Agreement unless otherwise specified. An Event of Default shall "continue" or be "continuing" until such Event of Default has been waived in accordance with Section 13.3 hereof. References in this Agreement to any party shall include such party's successors and permitted assigns. References to any "Section" shall be a reference to such Section of this Agreement unless otherwise stated. To the extent any of the provisions of the other Loan Documents are inconsistent with the terms of this Loan Agreement, the provisions of this Loan Agreement shall govern.

2. COMMITMENT OF THE BANK.

         2.1. Revolving Loans.

                  (a) Revolving Loan Commitment. Subject to the terms and conditions of this Agreement and the other Loan Documents, and in reliance upon the representations and warranties of the Borrower set forth herein and in the other Loan Documents, the Bank agrees to make such Revolving Loans at such times as the Borrower may from time to time request until, but not including, the Maturity Date, and in such amounts as the Borrower may from time to time request, provided, however, that the aggregate principal balance of all Revolving Loans outstanding at any time shall not exceed the Revolving Loan Availability. Revolving Loans made by the Bank may be repaid and, subject to the terms and conditions hereof, borrowed again up to, but not including the Maturity Date unless the Revolving Loans are otherwise terminated or extended as provided in this Agreement. The Revolving Loans shall be used by the Borrower for working capital purposes.

                  (b) Revolving Loan Interest and Payments. Except as otherwise provided in this Section 2.1(b), (i) the principal amount of the Prime Loans outstanding from time to time shall bear interest at the Prime Rate, and (ii) the principal amount of the LIBOR Loans outstanding from time to time shall bear interest at the LIBOR Rate plus the Applicable Margin (Regular). Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are Prime Loans, shall be due and payable monthly, in arrears, commencing on January 1, 2002 and continuing on the first day of each calendar month thereafter, and on the Maturity Date. Accrued and unpaid interest on the unpaid principal balance of all Revolving Loans outstanding from time to time which are LIBOR Loans shall be payable on the last Business Day of each Interest Period (provided, however, that for Interest Periods of six months, accrued interest shall also be paid on the date which is three months from the first day of such Interest Period), commencing on the first such date to occur after the date hereof, on the date of any principal repayment of a LIBOR Loan and on the Maturity Date. During the continuance of an Event of Default, the Revolving Loans shall bear interest payable on demand at the Default Rate.

                  (c) Revolving Loan Principal Repayments.

                           (i) Mandatory Principal Prepayments. All Revolving
                  Loans hereunder shall be repaid by the Borrower on the Maturity Date, unless payable sooner pursuant to the provisions of this Agreement. In the event the aggregate outstanding principal balance of all Revolving Loans hereunder exceeds the Revolving Loan Availability, the Borrower shall, without notice or demand of any kind, immediately make such repayments of the Revolving Loans or take such other actions as shall be necessary to eliminate such excess. Also, if the Borrower chooses not to convert any Revolving Loan which is a LIBOR Loan to a Prime Loan as provided in Section 2.3(b) and
                  Section 2.3(c), then such Revolving Loan shall be immediately due and payable on the last

                  Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                           (ii) Optional Prepayments. The Borrower may from time
                  to time prepay the Revolving Loans which are Prime Loans, in whole or in part, without any prepayment penalty whatsoever, subject to the following conditions: (i) each partial prepayment shall be in an amount equal to Ten Thousand and No/100 Dollars ($10,000.00) or a higher integral multiple of Five Thousand and No/100 Dollars ($5,000.00); and (ii) any prepayment of the entire principal balance of the Prime Loans shall include accrued interest on such Prime Loans to the date of such prepayment and payment in full of all other Obligations (other than the LIBOR Loans), then due and payable.

         2.2. Intentionally Omitted.

         2.3. Additional LIBOR Loan Provisions.

                  (a) LIBOR Loan Prepayments. Notwithstanding anything to the contrary contained herein, the principal balance of any LIBOR Loan may not be prepaid in whole or in part at any time. If, for any reason, a LIBOR Loan is paid prior to the last Business Day of any Interest Period, the Borrower agrees to indemnify the Bank against any loss (including any loss on redeployment of the funds repaid), cost or expense incurred by the Bank as a result of such prepayment.

                  (b) LIBOR Unavailability. If the Bank determines in good faith (which determination shall be conclusive, absent manifest error) prior to the commencement of any Interest Period that (i) United States dollar deposits of sufficient amount and maturity for funding any LIBOR Loan are not available to the Bank in the London Interbank Eurodollar market in the ordinary course of business, or (ii) by reason of circumstances affecting the London Interbank Eurodollar market, adequate and fair means do not exist for ascertaining the rate of interest to be applicable to the relevant LIBOR Loan, the Bank shall promptly notify the Borrower thereof and, so long as the foregoing conditions continue, Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest Period, or (ii) due and payable on the last Business Day of the then existing Interest Period, without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (c) Regulatory Change. In addition, if, after the date hereof, a Regulatory Change shall, in the reasonable determination of the Bank, make it unlawful for the Bank to make or maintain the LIBOR Loans, then the Bank shall promptly notify the Borrower and Revolving Loans may not be advanced as a LIBOR Loan thereafter. In addition, at the Borrower's option, each existing LIBOR Loan shall be immediately (i) converted to a Prime Loan on the last Business Day of the then existing Interest

         Period or on such earlier date as required by law, or (ii) due and payable on the last Business Day of the then existing Interest Period or on such earlier date as required by law, all without further demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower.

                  (d) LIBOR Loan Indemnity. If any Regulatory Change (whether or not having the force of law) shall (a) impose, modify or deem applicable any assessment, reserve, special deposit or similar requirement against assets held by, or deposits in or for the account of or loans by, or any other acquisition of funds or disbursements by, the Bank; (b) subject the Bank or any LIBOR Loan to any tax, duty, charge, stamp tax or fee or change the basis of taxation of payments to the Bank of principal or interest due from the Borrower to the Bank hereunder (other than a change in the taxation of the overall net income of the Bank); or (c) impose on the Bank any other condition regarding such LIBOR Loan or the Bank's funding thereof, and the Bank shall determine (which determination shall be conclusive, absent manifest error) that the result of the foregoing is to increase the cost to the Bank of making or maintaining such LIBOR Loan or to reduce the amount of principal or interest received by the Bank hereunder, then the Borrower shall pay to the Bank, on demand, such additional amounts as the Bank shall, from time to time, determine are sufficient to compensate and indemnify the Bank for such increased cost or reduced amount.

         2.4. Interest and Fee Computation; Collection of Funds. All interest on LIBOR Loans shall be calculated on the basis of a year consisting of three hundred sixty (360) days and shall be paid for the actual number of days elapsed and all interest on Prime Loans and fees shall be calculated on the basis of a year consisting of 365 days and shall be paid for the actual number of days elapsed. Principal payments submitted in funds not immediately available shall continue to bear interest until collected. If any payment to be made by the Borrower hereunder or under the Note shall become due on a day other than a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in computing any interest in respect of such payment.

         2.5. Letters of Credit. Subject to the terms and conditions of this Agreement and upon the execution by the Borrower and the Bank of a Master Letter of Credit Agreement and, the upon the execution and delivery by the Borrower, and the acceptance by the Bank of an application for letter of credit, the Bank agrees to issue for the account of the Borrower such Letters of Credit in the standard form of the Bank and otherwise in form and substance acceptable to the Bank, from time to time during the term of this Agreement, provided that (i) the Letter of Credit Obligations may not at any time exceed the Maximum Letter of Credit Obligation, (ii) the Letter of Credit Obligations may not at any time exceed the Borrowing Base Amount less the aggregate outstanding principal amount of the Revolving Loans, and (iii) no Letter of Credit shall have an expiration date later than the Maturity Date. The amount of any payments made by the Bank with respect to draws made by a beneficiary under a Letter of Credit for which the Borrower has failed to reimburse the Bank upon the earlier of (i) the Bank's demand for repayment, or (ii) five (5) days from the date of such payment to such beneficiary by the Bank, shall be deemed to have been converted to a Revolving Loan as of the date such payment was made by the Bank to such beneficiary.

Upon the occurrence of an Event of a Default and at the option of the Bank, all Letter of Credit Obligations shall be converted to Prime Loans, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. The Borrower and the Bank acknowledge that letter of credit no. 5536057 in the face amount of 131,000 sterling pounds issued by the Bank to Mr. Vaughan Thomas of Westwind constitutes a Letter of Credit subject to the terms hereof.

3. CONDITIONS OF BORROWING.

         Notwithstanding any other provision of this Agreement, the Bank shall not be required to disburse or make all or any portion of the Loans (including without limitation issue any Letter of Credit) if any of the following conditions shall have occurred.

         3.1. Loan Documents. The Borrower shall have failed to execute and deliver to the Bank any of the following Loan Documents (collectively, the "Loan Documents"), all of which must be satisfactory to the Bank and the Bank's counsel in form, substance and execution:

                  (a) Loan Agreement. Two copies of this Agreement duly executed by the Borrower.

                  (b) Revolving Note. A Revolving Note duly executed by the Borrower.

                  (c) Master Letter of Credit Agreement. Two copies of the Master Letter of Credit Agreement duly executed by the Borrower and the Bank.

                  (d) Cash Collateral Pledge Agreement. Two copies of the Cash Collateral Pledge Agreement duly executed by the Borrower and the Bank.

                  (e) Cash Management Documents. Two copies of the documents requested by the Bank to establish bank accounts and cash management with the Bank duly executed by the Borrower and the Bank.

                  (f) Additional Documents. Such other certificates, financial statements, schedules, charter documents, resolutions, opinions of counsel, notes, agreements, assignments and other documents which are provided for hereunder or which the Bank shall from time to time require, including without limitation the documents listed on
         Schedule 3.1.

         3.2. Event of Default. Any Event of Default, or any event which, with notice or lapse of time, or both would constitute an Event of Default, shall have occurred and be continuing.

         3.3. Material Adverse Changes. A material adverse change in the financial condition, business assets or affairs of the Borrower shall have occurred, as reasonably determined by the Bank.

         3.4. Litigation. Any litigation or governmental proceeding shall have been instituted against the Borrower or any of its officers or shareholders which in the discretion of the Bank, reasonably exercised, materially adversely affects the financial condition, business issues, or continued operation of the Borrower.

         3.5. Representations and Warranties. Any representation or warranty of the Borrower contained herein or in any Loan Document shall be untrue or incorrect in any material respect as of the date of any Loan as though made on such date, except to the extent such representation or warranty expressly relates to an earlier date.

         3.6. Commitment Fee. The Borrower agrees to pay to the Bank a commitment fee in the amount of Twenty-Five Thousand and No/100 Dollars ($25,000.00) payable on the date hereof.

4. NOTES EVIDENCING LOANS.

         4.1. Revolving Note. The Revolving Loans and the Letter of Credit Obligations shall be evidenced by a single Revolving Note (together with any and all renewal, extension, modification or replacement notes executed by the Borrower and delivered to the Bank and given in substitution therefor, the "Revolving Note") in the form of Exhibit "A" attached hereto, duly executed by the Borrower and payable to the order of the Bank. At the time of the initial disbursement of a Revolving Loan and at each time an additional Revolving Loan shall be requested hereunder or a repayment made in whole or in part thereon, an appropriate notation thereof shall be made on the books and records of the Bank. All amounts recorded shall be, absent demonstrable error, conclusive and binding evidence of (i) the principal amount of the Revolving Loans advanced hereunder and the amount of all Letter of Credit Obligations, (ii) any unpaid interest owing on the Revolving Loans, and (iii) all amounts repaid on the Revolving Loans or the Letter of Credit Obligations. The failure to record any such amount or any error in recording such amounts shall not, however, limit or otherwise affect the obligations of the Borrower under the Revolving Note to repay the principal amount of the Revolving Loans, together with all interest accruing thereon.

5. MANNER OF BORROWING.

         Each Loan shall be made available to the Borrower upon its request, from any Person whose authority to so act has not been revoked by the Borrower in writing previously received by the Bank. Each Revolving Loan may be advanced either as a Prime Loan or a LIBOR Loan, as requested by the Borrower, provided, however, that at any time, the Borrower may identify no more than five (5) Revolving Loans which may be LIBOR Loans and no LIBOR Loans may be requested by the Borrower if an Event of Default exists. A request for a Prime Loan must be received by no later than 11:00 a.m. Chicago, Illinois time, on the day it is to be funded. A request for a LIBOR Loan must be (i) received by no later than 11:00 a.m. Chicago, Illinois time, three (3) days before the day it is to be funded, and (ii) in an amount equal to One Million and No/100 Dollars ($1,000,000.00) or a higher integral multiple of One Hundred Thousand and No/100 Dollars ($100,000.00). If for any reason the Borrower shall fail to select timely an Interest Period for an existing LIBOR Loan, then such LIBOR Loan shall be immediately converted to a Prime Loan on the last Business Day of the then existing Interest Period, all without demand, presentment, protest or notice of any kind, all of which are hereby waived by the Borrower. The proceeds of each Prime Loan or LIBOR Loan shall be made available at the office of the Bank by credit to the account of the Borrower or by other means requested by the Borrower and acceptable to the Bank.

         Each Letter of Credit shall be issued by the Bank upon the execution of the Bank's standard Master Letter of Credit Agreement by the Borrower and the Bank, and the execution and delivery by the Borrower and the acceptance by the Bank of the Bank's standard application for Letter of Credit and the payment by the Borrower of the Bank's customary fees charged in connection therewith. In addition to all other applicable fees, charges and/or interest payable by the Borrower pursuant to the Master Letter of Credit Agreement or otherwise payable in accordance with the Bank's standard letter of credit fee schedule, all Letters of Credit issued under and pursuant to this Agreement shall bear an annual fee equal to three-quarters of one percent (0.75%) of the face amount of such Letter of Credit, payable by the Borrower on or before the issuance of such Letter of Credit by the Bank and annually thereafter on the same date unless and until (i) such Letter of Credit has expired or has been returned to the Bank, or
(ii) the Bank has paid the beneficiary thereunder the full face amount of such Letter of Credit.

         The Bank is authorized to rely on any written, verbal, electronic, telephonic or telecopy loan requests which the Bank believes in its reasonable good faith judgment to emanate from a properly authorized representative of the Borrower, whether or not that is in fact the case. The Borrower does hereby irrevocably confirm, ratify and approve all such advances by the Bank and does hereby indemnify the Bank against losses and expenses (including court costs, attorneys' and paralegals' fees) and shall hold the Bank harmless with respect thereto.

6. REDUCTION OF CASH COLLATERAL REQUIREMENT.

         Pursuant to a commitment letter dated November 14, 2001 (the "COMMITMENT LETTER") between the Bank and the Borrower, the Bank agreed to reduce the Cash Collateral required to secure the Obligations on the terms and conditions set forth in the Commitment Letter. The Borrower determined that it did not want to include such terms and conditions in this Agreement; however, the Borrower has requested that the Bank consider adding such terms and conditions after the Bank's receipt of the Borrower's financial statements for the period ending June 30, 2002. Although the Bank no longer has any commitment to add such terms and conditions, the Bank agrees to negotiate in good faith with the Borrower to add such terms and conditions at such time.

7. REPRESENTATIONS AND WARRANTIES.

         To induce the Bank to make the Loans, the Borrower makes the following representations and warranties to the Bank, each of which shall be true and correct as of the date of the execution and delivery of this Agreement, and which shall survive the execution and delivery of this Agreement:

         7.1. Borrower Organization and Name. The Borrower is a corporation duly organized, existing and in good standing under the laws of the State of Delaware, with full and adequate corporate power to carry on and conduct its business as presently conducted. The Borrower's state issued organizational identification number is 3041162. The Borrower is duly licensed or qualified in all foreign jurisdictions wherein the nature of its activities require such qualification or licensing, except for jurisdictions where the failure to obtain such qualification or licensing could not reasonably be expected to have a material adverse effect on the financial condition, business, assets or affairs of the Borrower. The exact legal name of the Borrower is as set forth in the first paragraph of this Agreement, and the Borrower currently does not conduct, nor has it during the last five (5) years conducted, business under any other name or trade name, except as disclosed on Schedule 7.1.

         7.2. Authorization; Validity. The Borrower has full right, power and authority to enter into this Agreement, to make the borrowings and execute and deliver the Loan Documents as provided herein and to perform all of its duties and obligations under this Agreement and the Loan Documents. The execution and delivery of this Agreement and the Loan Documents will not, nor will the observance or performance of any of the matters and things herein or therein set forth, violate or contravene any provision of law or of the certificate of incorporation or bylaws of the Borrower. All necessary and appropriate corporate action has been taken on the part of the Borrower to authorize the execution and delivery of this Agreement and the Loan Documents. This Agreement and the Loan Documents are valid and binding agreements and contracts of the Borrower in accordance with their respective terms.

         7.3. Compliance With Laws. The nature and transaction of the Borrower's business and operations and the use of its properties and assets, including, but not limited to, the Collateral or any real estate owned or occupied by the Borrower, do not and during the term of the Loans shall not, violate or conflict with any applicable law, statute, ordinance, rule, regulation or order of any kind or nature, including, without limitation, the provisions of the Fair Labor Standards Act or any zoning, land use, building, noise abatement, occupational health and safety or other laws, any building permit or any condition, grant, easement, covenant, condition or restriction, whether recorded or not.

         7.4. Environmental Laws and Hazardous Substances. The Borrower represents, warrants and agrees with the Bank that (i) the Borrower has not generated, used, stored, treated, transported, manufactured, handled, produced or disposed of any Hazardous Materials, on or off any of the premises of the Borrower (whether or not owned by it) in any manner which at any time materially violates any Environmental Law or any license, permit, certificate, approval or similar authorization thereunder, (ii) the operations of the Borrower comply in all material respects with all Environmental Laws and all licenses, permits certificates, approvals and similar authorizations thereunder, (iii) there has been no investigation, proceeding, complaint, order, directive, claim, citation or notice by any governmental authority or any other Person, nor is any pending or, to the best of the Borrower's knowledge, threatened, and the Borrower shall immediately notify the Bank upon becoming aware of any such investigation, proceeding, complaint, order, directive, claim, citation or notice, and shall take prompt and appropriate actions to respond thereto, with respect to any non-compliance with, or violation of, the requirements of any Environmental Law by the Borrower or the release, spill or discharge, threatened or actual, of any Hazardous Material or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material or any other environmental, health or safety matter, by the Borrower which affects its business, operations or assets or any properties at which the Borrower has transported, stored or disposed of any Hazardous Materials, (iv) the Borrower has no material liability, contingent or otherwise, in connection with a release, spill or discharge, threatened or actual, of any Hazardous Materials or the generation, use, storage, treatment, transportation, manufacture, handling, production or disposal of any Hazardous Material; and (v) without limiting the generality of the foregoing, the Borrower shall, following determination by the Bank that there is material non-compliance, or any condition which requires any action by or on behalf of the Borrower in order to avoid any material non-compliance, with any Environmental Law, at the Borrower's sole expense, cause an independent environmental engineer acceptable to the Bank to conduct such tests of the relevant site as are appropriate, and prepare and deliver a report setting forth the result of such tests, a proposed plan for remediation and an estimate of the costs thereof.

         7.5. Absence of Breach. The execution, delivery and performance of this Agreement, the Loan Documents and any other documents or instruments to be executed and delivered by the Borrower in connection with the Loans shall not:
(i) violate any provisions of law or any applicable regulation, order, writ, injunction or decree of any court or governmental authority, or (ii) conflict with, be inconsistent with, or result in any breach or default of any of the terms, covenants, conditions, or provisions of any indenture, mortgage, deed of trust, instrument, document, agreement or contract of any kind to which the Borrower is a party or by which the Borrower or any of its property or assets may be bound, which breach or default could reasonably be expected to have a material adverse effect on the financial condition, business, assets or affairs of the Borrower.

         7.6. Collateral Representations. The Borrower is the sole owner of the Collateral, free from any Lien of any kind, other than the Lien of the Bank and the Liens permitted under Section 8.2.

         7.7. Financial Statements. All financial statements submitted to the Bank have been prepared in accordance with GAAP on a basis, except as otherwise noted therein, consistent with the previous fiscal year and truly and accurately reflect the financial condition of the Borrower and the results of the operations for the Borrower as of such date and for the periods indicated. Since the date of the most recent financial statement submitted by the Borrower to the Bank, there has been no material adverse change in the financial condition or in the assets or liabilities of the Borrower.

         7.8. Litigation and Taxes. There is no litigation, demand, charge, claim, petition or governmental investigation or proceeding pending, or to the best knowledge of the Borrower, threatened, against the Borrower, which, if adversely determined, would result in any material adverse change in the financial condition or properties, business or operations of the Borrower. The Borrower has duly filed all applicable income or other tax returns and has paid all income or other taxes when due. There is no controversy or objection pending, or to the best knowledge of the Borrower, threatened in respect of any tax returns of the Borrower.

         7.9. Event of Default. No Event of Default has occurred and is continuing, and no event has occurred and is continuing which, with the lapse of time, the giving of notice, or both, would constitute such an Event of Default under this Agreement or any of the Loan Documents and the Borrower is not in default (without regard to grace or cure periods) under any contract or agreement to which it is a party, the effect of which default shall materially adversely affect the performance by the Borrower of its obligations pursuant to and as contemplated by the terms and provisions of this Agreement.

         7.10. ERISA Obligations. All Employee Plans of the Borrower meet the minimum funding standards of Section 302 of ERISA where applicable and each such Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 is qualified. No withdrawal liability has been incurred under any such Employee Plans and no "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), has occurred with respect to any such Employee Plans, unless approved by the appropriate governmental agencies. The Borrower has promptly paid and discharged all obligations and liabilities arising under the Employee Retirement Income Security Act of 1974 ("ERISA") of a character which if unpaid or unperformed might result in the imposition of a Lien against any of its properties or assets.

         7.11. Adverse Circumstances. No condition, circumstance, event, agreement, document, instrument, restriction, litigation or proceeding (or threatened litigation or proceeding or basis therefor) exists which (a) could adversely affect the validity or priority of the Liens granted to the Bank under the Loan Documents, (b) could materially adversely affect the ability of the Borrower to perform its obligations under the Loan Documents, (c) would constitute a default under any of the Loan Documents, or (d) would constitute such a default with the giving of notice or lapse of time or both.

         7.12. Lending Relationship. The Borrower acknowledges and agrees that the relationship hereby created with the Bank is and has been conducted on an open and arm's length basis in which no fiduciary relationship exists and that the Borrower has not relied and is not relying on any such fiduciary relationship in executing this Agreement and in consummating the Loans. The Bank represents that it will receive the Note payable to its order as evidence of a bank loan.

         7.13. Intentionally Omitted.

         7.14. Compliance with Regulation U. No portion of the proceeds of the Loans shall be used by the Borrower, or any affiliates of the Borrower, either directly or indirectly, for the purpose of purchasing or carrying any margin stock, within the meaning of Regulation U as adopted by the Board of Governors of the Federal Reserve System.

         7.15. Governmental Regulation. The Borrower is not, or after giving effect to any Loan, will not be, subject to regulation under the Public Utility Holding Company Act of

1935, the Federal Power Act or the Investment Company Act of 1940 or to any federal or state statute or regulation limiting its ability to incur indebtedness for borrowed money.

         7.16. Bank Accounts. The account numbers and locations of all Deposit accounts and other bank accounts of the Borrower and its Subsidiaries are listed on Schedule 7.16.

         7.17. Place of Business. The principal place of business of the Borrower is 150 Field Drive, Lake Forest, Illinois 60045 and the Borrower shall promptly notify the Bank of any change in such location.

         7.18. Complete Information. This Agreement and all financial statements, schedules, certificates, confirmations, agreements, contracts, and other materials submitted to the Bank in connection with or in furtherance of this Agreement by or on behalf of the Borrower fully and fairly state the matters with which they purport to deal.

8. NEGATIVE COVENANTS.

         8.1. Indebtedness. The Borrower shall not, either directly or indirectly, create, assume, permit to exist, incur or have outstanding any Indebtedness (including purchase money indebtedness), or become liable, whether as endorser, guarantor, surety or otherwise, for any debt or obligation of any other Person, except:

                  (a) the Obligations;

                  (b) endorsement for collection or deposit of any commercial paper secured in the ordinary course of business;

                  (c) obligations of the Borrower for taxes, assessments, municipal or other governmental charges;

                  (d) obligations of the Borrower for accounts payable, other than for money borrowed, incurred in the ordinary course of business;

                  (e) obligations existing on the date hereof which are disclosed on Schedule 8.1;

                  (f) obligations arising under Capital Leases or purchase money financing for fixed assets acquired (or deemed to be acquired) by the Borrower, so long as the aggregate outstanding amount of such obligations (whether or not described on Schedule 8.2) at any time does not exceed $500,000;

                  (g) unfunded pension fund and other employee benefit obligations and liabilities to the extent they are permitted to remain unfunded under applicable law;

                  (h) obligations with respect to warranty and indemnity claims arising in the ordinary course of the Borrower's business in connection with services provided by the Borrower to its customers;

                  (i) intercompany loans made by a Subsidiary to the Borrower;

                  (j) guaranties by the Borrower of indebtedness of any Subsidiary; and

                  (k) guaranties by the Borrower of obligations of its employees in the ordinary course of the Borrower's business.

         8.2. Encumbrances. The Borrower shall not, either directly or indirectly, create, assume, incur or suffer or permit to exist any Lien or charge of any kind or character upon any asset of the Borrower, whether owned at the date hereof or hereafter acquired except:

                  (a) Liens for taxes, assessments or other governmental charges not yet due or which are being contested in good faith by appropriate proceedings in such a manner as not to make any property of Borrower forfeitable and for which adequate reserves for such contest are maintained by the Borrower;

                  (b) Liens arising out of judgments and pre-judgment attachments not constituting an Event of Default under Section 11.8 to which it shall concurrently therewith be prosecuting a timely appeal or proceeding for review and with respect to which it shall have secured a stay of execution pending such appeal or proceedings for review;

                  (c) pledges or deposits to secure obligations under worker's compensation laws or similar legislation;

                  (d) good faith deposits in connection with contracts (other than contracts for the payment of money) or leases to which the Borrower is a party;

                  (e) carriers,' warehousemen's, suppliers' or similar possessing liens existing in the ordinary course of Borrower's business;

                  (f) Liens existing on the date hereof and disclosed on
         Schedule 8.2 referred to in Section 7;

                  (g) Liens on fixed assets acquired in connection with incurring obligations permitted under Section 8.1(f), to secure such obligations;

                  (h) zoning restrictions, easements, licenses, or other restrictions on the use of any real estate or other minor irregularities in title (including leasehold title) thereto, so long as the same do not materially impair the use, value, or marketability of such real estate; and

                  (i) Liens granted to the Bank.

         8.3. Investments. The Borrower shall not, either directly or indirectly, make or have outstanding any investments (whether through purchase of stocks, obligations or otherwise) in, or loans or advances to, any other Person, except:

                  (a) investments in direct obligations of the United States;

                  (b) existing and future investments in Subsidiaries existing as of the date hereof;

                  (c) intercompany loans made by the Borrower to any Subsidiary;

                  (d) investments in certificates of deposit issued by the Bank or any bank with assets greater than One Hundred Million and No/100 Dollars ($100,000,000.00); or

                  (e) investments in Prime Commercial Paper (for purposes hereof, Prime Commercial Paper shall mean short-term unsecured promissory notes sold by large corporations and rated A-1/P-1 by Standard & Poor's Ratings Group, a division of McGraw Hill, Inc., and Moody's Investment Service, Inc.).

         8.4. Transfer; Merger. The Borrower shall not, either directly or indirectly, (a) purchase or acquire any Subsidiary, (b) merge with, consolidate with, acquire all or substantially all of the assets, business, capital sock or beneficial ownership of or otherwise combine with or acquire, any Person, or (c) sell, transfer, assign, convey, license, lease or otherwise dispose of any of its property; provided, that so long as no Event of Default exists, Borrower may dispose of any of its obsolete or unusable equipment in the ordinary course of its business.

         8.5. Distributions. The Borrower shall not, either directly or indirectly, purchase or redeem any shares of its stock, or declare or pay any dividends (other than stock dividends), whether in cash or otherwise, or set aside any funds for any such purpose or make any distribution to its shareholders; provided, that the Borrower may pay dividends to holders of its 7% Series B Convertible Preferred Stock on the terms described in the Registration Statement in Form S-3/A filed on November 13, 2001.

         8.6. Affiliate Transactions. The Borrower shall not enter into or be a party to any transaction with any affiliate of the Borrower except in the ordinary course of and pursuant to the reasonable requirements of the Borrower's business and upon fair and reasonable terms that are no less favorable to the Borrower than would be obtained in a comparable arm's length transaction with a Person not an affiliate of the Borrower.

         8.7. Capital Structure and Business. The Borrower shall not (a) make any changes in any of its business objectives, purposes or operations that could in any way adversely affect the repayment of the Loans or any of the other Obligations, or (b) amend its charter or bylaws in a manner that would adversely affect Lender or the Borrower's duty or ability to repay the Obligations. The Borrower shall not engage in any business other than the business currently engaged in by it.

         8.8. Sale-Leasebacks. The Borrower shall not engage in any sale-leaseback, synthetic lease or similar transaction involving any of its assets.

         8.9. Use of Proceeds. Neither the Borrower nor any of its Subsidiaries or affiliates shall use any portion of the proceeds of the Loans, either directly or indirectly, for the purpose of purchasing any securities underwritten by ABN AMRO Incorporated, an affiliate of the Bank.

         8.10. Bank Accounts. The Borrower shall not establish any new deposit accounts or other bank accounts, other than bank accounts established at or with the Bank, without the prior written consent of the Bank.

         8.11. Change of Legal Status. The Borrower shall not change its name, its organizational identification number, if it has one, its type of organization, its jurisdiction of organization or other legal structure.

9. AFFIRMATIVE COVENANTS.

         9.1. Compliance with Bank Regulatory Requirements. Upon demand by the Bank, the Borrower shall reimburse the Bank for the Bank's additional costs and/or reductions in the amount of principal or interest received or receivable by the Bank if at any time after the date of this Agreement any law, treaty or regulation or any change in any law, treaty or regulation or the interpretation thereof by any governmental authority charged with the administration thereof or any central bank or other fiscal, monetary or other authority having jurisdiction over the Bank or the Loans, whether or not having the force of law, shall impose, modify or deem applicable any reserve (except reserve requirements taken into account in calculating the LIBOR Rate and/or special deposit requirement against or in respect of assets held by or deposits in or for the account of the Loans by the Bank or impose on the Bank any other condition with respect to this Agreement or the Loans, the result of which is to either increase the cost to the Bank of making or maintaining the Loans or to reduce the amount of principal or interest received or receivable by the Bank with respect to such Loans. Said additional costs and/or reductions will be those which directly result from the imposition of such requirement or condition on the making or maintaining of such Loans. All Loans shall be deemed to be match funded for the purposes of the Bank's determination in the previous sentence. Notwithstanding the foregoing, the Borrower shall not be required to pay any such additional costs which could be avoided by the Bank with the exercise of reasonable conduct and diligence.

         9.2. Corporate Existence. The Borrower shall at all times preserve and maintain its corporate existence, rights, franchises and privileges, and shall at all times continue as a going concern in the business which the Borrower is presently conducting. If the Borrower does not have a state issued identification number and later obtains one, the Borrower shall promptly notify the Bank of such organizational identification number.

         9.3. Maintain Property. The Borrower shall at all times maintain, preserve and keep its plant, properties and equipment, in good repair, working order and condition, normal wear and tear excepted, and shall from time to time make all needful and proper repairs, renewals, replacements, and additions thereto so that at all times the efficiency thereof shall be fully preserved and maintained. The Borrower shall permit the Bank to examine and inspect such plant, properties and equipment at all reasonable times.

         9.4. Maintain Insurance. The Borrower shall at all times insure and keep insured in insurance companies acceptable to the Bank, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from fire and such other hazards or risks as are customarily insured against by companies similarly situated and operating like properties; and shall similarly insure employers', public and professional liability risks. Prior to the date of the funding of the Note, the Borrower shall deliver to the Bank a certificate setting forth in summary form the nature and extent of the insurance maintained by the Borrower pursuant to this Section 9. All such policies of insurance must be reasonably satisfactory to the Bank in relation to the amount and term of the Obligations and type and value of the assets of the Borrower, and shall identify the Bank as sole lender's loss payee (to the extent the Bank has a Lien on such assets) and as an additional insured. This insurance coverage (i) may, but need not, protect the Borrower's interest in the such property and (ii) may not pay any claim made by, or against, the Borrower in connection with such property. The Borrower may later cancel any such insurance purchased by the Bank, but only after providing the Bank with evidence that the Borrower has obtained the insurance coverage required by this Section. The costs of such insurance obtained by the Bank, through and including the effective date such insurance coverage is canceled or expires, shall be payable on demand by the Borrower to the Bank, together with interest at the Default Rate on such amounts until repaid and any other charges by the Bank in connection with the placement of such insurance. The costs of such insurance, which may be greater than the cost of insurance which the Borrower may be able to obtain on its own, together with interest thereon at the Default Rate and any other charges by the Bank in connection with the placement of such insurance may be added to the total Obligations due and owing.

         9.5. Tax Liabilities. The Borrower shall at all times pay and discharge all property and other taxes, assessments and governmental charges upon, and all claims (including claims for labor, materials and supplies) against the Borrower or any of its properties before the same shall become delinquent and before penalties accrue thereon, unless and to the extent that the same are being contested in good faith by appropriate proceedings and are insured against or bonded over to the satisfaction of the Bank.

         9.6. ERISA Liabilities; Employee Plans. The Borrower shall (i) keep in full force and effect any and all Employee Plans which are presently in existence or may, from time to time, come into existence under ERISA, and not withdraw from any such Employee Plans, unless such withdrawal can be effected or such Employee Plans can be terminated without liability to the Borrower; (ii) make contributions to all of such Employee Plans in a timely manner and in a sufficient amount to comply with the standards of ERISA; including the minimum funding standards of ERISA; (iii) comply with all material requirements of ERISA which relate to such Employee Plans; (iv) notify the Bank immediately upon receipt by the Borrower of any notice concerning the imposition of any withdrawal liability or of the institution of any proceeding or other action which may result in the termination of any such Employee Plans or the appointment of a trustee to administer such Employee Plans; (v) promptly advise the Bank of the occurrence of any "Reportable Event" or "Prohibited Transaction" (as such terms are defined in ERISA), with respect to any such Employee Plans; and (vi) amend any Employee Plan that is intended to be qualified within the meaning of Section 401 of the Internal Revenue Code of 1986 to the extent necessary to keep the Employee Plan qualified, and to cause the Employee Plan to be administered and operated in a manner that does not cause the Employee Plan to lose its qualified status.

         9.7. Financial Statements. The Borrower shall at all times maintain a standard and modern system of accounting, on the accrual basis of accounting and in all respects in accordance with GAAP, and shall furnish to the Bank or its authorized representatives such information regarding the business affairs, operations and financial condition of the Borrower, including, but not limited to:

                  (a) as soon as available, and in any event, within one hundred twenty (120) days after the close of each of its fiscal years, a copy of the annual audited financial statements of the Borrower, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal year then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified by an independent certified public accountant acceptable to the Bank, containing an unqualified opinion; and

                  (b) as soon as available, and in any event within thirty (30) days following the end of each fiscal month, a copy of the financial statements of the Borrower regarding such fiscal month, including balance sheet, statement of income and retained earnings, statement of cash flows for the fiscal month then ended and such other information (including nonfinancial information) as the Bank may request, in reasonable detail, prepared and certified as accurate by the Borrower.

         No change with respect to such accounting principles shall be made by the Borrower without giving prior notification to the Bank. The Borrower represents and warrants to the Bank that the financial statements delivered to the Bank at or prior to the execution and delivery of this Agreement and to be delivered at all times thereafter accurately reflect and will accurately reflect the financial condition of the Borrower. The Bank shall have the right at all times during business hours to inspect the books and records of the Borrower and make extracts therefrom. The Borrower agrees to advise the Bank immediately of any material adverse change in the financial condition, the operations or any other status of the Borrower.

         9.8. Supplemental Financial Statements. The Borrower shall immediately upon receipt thereof, provide to the Bank copies of interim and supplemental reports if any, submitted to the Borrower by independent accountants in connection with any interim audit or review of the books of the Borrower.

         9.9. Intentionally Omitted.

         9.10. Intentionally Omitted.

         9.11. Intentionally Omitted.

         9.12. Other Reports. The Borrower shall, within such period of time as the Bank may specify, deliver to the Bank such other schedules and reports as the Bank may reasonably require.

         9.13. Notice of Proceedings. The Borrower shall, immediately after knowledge thereof shall have come to the attention of any officer of the Borrower, give written notice to the Bank of all threatened or pending actions, suits, and proceedings before any court or governmental department, commission, board or other administrative agency which may have a material effect on the business, property or operations of the Borrower.

         9.14. Notice of Default. The Borrower shall, immediately after the commencement thereof, give notice to the Bank in writing of the occurrence of an Event of Default or of any event which, with the lapse of time, the giving of notice or both, would constitute an Event of Default hereunder.

         9.15. Banking Relationship. The Borrower covenants and agrees, at all times during the term of this Agreement, to utilize the Bank as its primary bank of account and depository for all financial services, including all receipts, disbursements, funds management, cash management (global) and related service.

10. FINANCIAL COVENANTS.

         10.1. Cash Collateral. At all times, the amount of Cash Collateral shall not be less than one hundred percent (100%) of the aggregate outstanding Obligations.

11. EVENTS OF DEFAULT.

         The Borrower, without notice or demand of any kind, shall be in default under this Agreement upon the occurrence of any of the following events (each an "Event of Default").

         11.1. Nonpayment of Obligations. Any amount due and owing on the Note or any of the Obligations, whether by its terms or as otherwise provided herein, is not paid when due.

         11.2. Misrepresentation. Any oral or written warranty, representation, certificate or statement in this Agreement, the Loan Documents or any other agreement with the Bank shall be false in any material respect when made or at any time.

         11.3. Nonperformance. Any failure to perform or default in the performance of any covenant, condition or agreement contained in this Agreement, or in the Loan Documents or any other agreement with the Bank; provided, that any failure to perform or default in the performance of Sections 9.2, 9.3, 9.5, 9.6, 9.13 or 9.14 shall not constitute an Event of Default unless such failure or default is not cured within thirty (30) days of the date such failure or default first occurred.

         11.4. Default under Other Agreements. Any default in the payment of principal, interest or any other sum for any other obligation in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) beyond any period of grace provided with respect thereto or in the performance of any other term, condition or covenant contained in any agreement (including, but not limited to any capital or operating lease or any agreement in connection with the deferred purchase price of property) under which any such obligation in excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) is created, the effect of which default is to cause or permit the holder of such obligation (or the other party to such other agreement) to cause such obligation to become due prior to its stated maturity or terminate such other agreement.

         11.5. Assignment for Creditors. Any Obligor makes an assignment for the benefit of creditors, fails to pay, or admits in writing its inability to pay its debts as they mature; or if a trustee of any substantial part of the assets of any Obligor is applied for or appointed.

         11.6. Bankruptcy. Any proceeding involving any Obligor, is commenced by or against such Obligor under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation law or statute of the federal government or any state government, and in the case of any such proceeding being instituted against such Obligor, (i) such Obligor, by any action or failure to act indicates its approval of, consent to or acquiescence therein, or (ii) an order shall be entered approving the petition in such proceedings and such order is not vacated, stayed on appeal or otherwise shall not have ceased to continue in effect within forty-five (45) days after the entry thereof.

         11.7. Judgments. The entry of any judgment, decree, levy, attachment, garnishment or other process, or the filing of any Lien against any Obligor involving an excess of Five Hundred Thousand and No/100 Dollars ($500,000.00) which is not fully covered by insurance.

12. REMEDIES.

         Upon the occurrence of an Event of Default, the Bank shall have all rights, powers and remedies set forth in the Loan Documents, in any written agreement or instrument (other than this Agreement or the Loan Documents) relating to any of the Obligations or any security therefor, or as otherwise provided at law or in equity. Without limiting the generality of the foregoing, the Bank may, at its option upon the occurrence of an Event of Default, declare its commitments to the Borrower to be terminated or reduced and all Obligations to be immediately due and payable, provided, however, that upon the occurrence of an Event of Default under either Section 11.5, "Assignment for Creditors", or
Section 11.6, "Bankruptcy", all commitments of the Bank to the Borrower shall immediately terminate and all Obligations shall be automatically due and payable, all without demand, notice or further action of any kind required on the part of the Bank. The Borrower hereby waives any and all presentment, demand, notice of dishonor, protest, and all other notices and demands in connection with the enforcement of Bank's rights under the Loan Documents, and hereby consents to, and waives notice of release, with or without consideration, of any Collateral, notwithstanding anything contained herein or in the Loan Documents to the contrary. In addition to the foregoing:

         12.1. Offset Rights. The Bank may exercise, from time to time, any and all rights and remedies available to it under the UCC or under any other applicable law in addition to, and not in lieu of, any rights and remedies expressly granted in this Agreement or in any other agreements between any Obligor and the Bank, and may, without demand or notice of any kind, appropriate and apply toward the payment of such of the Obligations, whether matured or unmatured, including costs of collection and attorneys' and paralegals' fees, and in such order of application as the Bank may, from time to time, elect, any indebtedness of the Bank to any Obligor, however created or arising, including, but not limited to, balances, credits, deposits, accounts or moneys of such Obligor in the possession, control or custody of, or in transit to the Bank. The Borrower, on behalf of itself and each Obligor, hereby waives the benefit of any law that would otherwise restrict or limit the Bank in the exercise of its right, which is hereby acknowledged, to appropriate at any time hereafter any such indebtedness owing from the Bank to any Obligor.

         12.2. Attorney-in-Fact. The Borrower hereby irrevocably makes, constitutes and appoints the Bank (and any officer of the Bank or any Person designated by the Bank for that purpose) as the Borrower's true and lawful proxy and attorney-in-fact (and agent-in-fact) in the Borrower's name, place and stead, with full power of substitution, to (i) take such actions as are permitted in this Agreement, (ii) execute such financing statements and other documents and to do such other acts as the Bank may require to perfect and preserve the Bank's security interest in, and to enforce such interests in the Collateral, and (iii) after the occurrence and during the continuance of an Event of Default carry out any remedy provided for in this Agreement, including, without limitation, endorsing the Borrower's name to checks, drafts, instruments and other items of payment, and proceeds of the Collateral, executing change of address forms with the postmaster of the United States Post Office serving the address of the Borrower, changing the address of the Borrower to that of the Bank, opening all envelopes addressed to the Borrower and applying any payments contained therein to the Obligations. The Borrower hereby acknowledges that the constitution and appointment of such proxy and attorney-in-fact are coupled with an interest and are irrevocable. The Borrower hereby ratifies and confirms all that said attorney-in-fact may do or cause to be done by virtue of any provision of this Agreement.

         12.3. No Marshaling. The Bank shall not be required to marshal any present or future collateral security (including but not limited to the Collateral) for, or other assurances of payment of, the Obligations or any of them or to resort to such collateral security or other assurances of payment in any particular order. To the extent that it lawfully may, the Borrower hereby agrees that it will not invoke any law relating to the marshaling of collateral which might cause delay in or impede the enforcement of the Bank's rights under this Agreement or under any other instrument creating or evidencing any of the Obligations or under which any of the Obligations is outstanding or by which any of the Obligations is secured or payment thereof is otherwise assured, and, to the extent that it lawfully may, the Borrower hereby irrevocably waives the benefits of all such laws.

         12.4. Application of Proceeds. The Bank will immediately after receipt of cash or solvent credits from collection of items of payment, proceeds of Collateral or any other source, apply the whole or any part thereof against the Obligations secured hereby. The Bank shall further have the exclusive right to determine how, when and what application of such payments and such credits shall be made on the Obligations, and such determination shall be conclusive upon the Borrower. Any proceeds of any disposition by the Bank of all or any part of the Collateral may be first applied by the Bank to the payment of expenses incurred by the Bank in connection with the Collateral, including attorneys' fees and legal expenses as provided for in Section 13 hereof.

         12.5. No Waiver. No Event of Default shall be waived by the Bank except in writing. No failure or delay on the part of the Bank in exercising any right, power or remedy hereunder shall operate as a waiver of the exercise of the same or any other right at any other time; nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy hereunder. There shall be no obligation on the part of the Bank to exercise any remedy available to the Bank in any order. The remedies provided for herein are cumulative and not exclusive of any remedies provided at law or in equity. The Borrower agrees that in the event that the Borrower fails to perform, observe or discharge any of its Obligations or liabilities under this Agreement or any other agreements with the Bank, no remedy of law will provide adequate relief to the Bank, and further agrees that the Bank shall be entitled to temporary and permanent injunctive relief in any such case without the necessity of proving actual damages.

13. MISCELLANEOUS.

         13.1. Obligations Absolute. None of the following shall affect the Obligations of the Borrower to the Bank under this Agreement or the Bank's rights with respect to the Collateral:

                  (a) acceptance or retention by the Bank of other property or any interest in property as security for the Obligations;

                  (b) release by the Bank of all or any part of the Collateral or of any party liable with respect to the Obligations;

                  (c) release, extension, renewal, modification or substitution by the Bank of the Note, or any note evidencing any of the Obligations, or the compromise of the liability of any guarantor of the Obligations; or

                  (d) failure of the Bank to resort to any other security or to pursue the Borrower or any other obligor liable for any of the Obligations before resorting to remedies against the Collateral.

         13.2. Entire Agreement. This Agreement (i) is valid, binding and enforceable against the Borrower and the Bank in accordance with its provisions and no conditions exist as to its legal effectiveness; (ii) constitutes the entire agreement between the parties; and (iii) is the final expression of the intentions of the Borrower and the Bank. No promises, either expressed or implied, exist between the Borrower and the Bank, unless contained herein. This Agreement supersedes all negotiations, representations, warranties, commitments, offers, contracts (of any kind or nature, whether oral or written) prior to or contemporaneous with the execution hereof.

         13.3. Amendments; Waivers. No amendment, modification, termination, discharge or waiver of any provision of this Agreement or of the Loan Documents, or consent to any departure by the Borrower therefrom, shall in any event be effective unless the same shall be in writing and signed by the Bank, and then such waiver or consent shall be effective only for the specific purpose for which given.

         13.4. WAIVER OF DEFENSES. THE BORROWER WAIVES EVERY PRESENT AND FUTURE DEFENSE, CAUSE OF ACTION, COUNTERCLAIM OR SETOFF WHICH THE BORROWER MAY NOW HAVE OR HEREAFTER MAY HAVE TO ANY ACTION BY THE BANK IN ENFORCING THIS AGREEMENT. THE BORROWER WAIVES ANY IMPLIED COVENANT OF GOOD FAITH AND RATIFIES AND CONFIRMS WHATEVER THE BANK MAY DO PURSUANT TO THE TERMS OF THIS AGREEMENT. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

         13.5. WAIVER OF JURY TRIAL. THE BANK AND THE BORROWER, AFTER CONSULTING OR HAVING HAD THE OPPORTUNITY TO CONSULT WITH COUNSEL, EACH KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE IRREVOCABLY, THE RIGHT TO TRIAL BY JURY WITH RESPECT TO ANY LEGAL PROCEEDING BASED HEREON, OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT, THE NOTE OR ANY OF THE OTHER OBLIGATIONS, THE COLLATERAL, OR ANY OTHER AGREEMENT EXECUTED OR CONTEMPLATED TO BE EXECUTED IN CONJUNCTION WITH THIS AGREEMENT, OR ANY COURSE OF CONDUCT OR COURSE OF DEALING IN WHICH THE BANK AND THE BORROWER ARE ADVERSE PARTIES. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE BANK GRANTING ANY FINANCIAL ACCOMMODATION TO THE BORROWER.

         13.6. LITIGATION. TO INDUCE THE BANK TO MAKE THE LOANS, THE BORROWER IRREVOCABLY AGREES THAT ALL ACTIONS ARISING, DIRECTLY OR INDIRECTLY, AS A RESULT OR CONSEQUENCE OF THIS AGREEMENT, THE NOTE, ANY OTHER AGREEMENT WITH THE BANK OR THE COLLATERAL, SHALL BE INSTITUTED AND LITIGATED ONLY IN COURTS HAVING THEIR SITUS IN THE CITY OF CHICAGO, ILLINOIS. THE BORROWER HEREBY CONSENTS TO THE EXCLUSIVE JURISDICTION AND VENUE OF ANY STATE OR FEDERAL COURT HAVING ITS SITUS IN SAID CITY, AND WAIVES ANY OBJECTION BASED ON FORUM NON CONVENIENS. THE BORROWER HEREBY WAIVES PERSONAL SERVICE OF ANY AND ALL PROCESS AND CONSENTS THAT ALL SUCH SERVICE OF PROCESS MAY BE MADE BY CERTIFIED MAIL,

RETURN RECEIPT REQUESTED, DIRECTED TO THE BORROWER AS SET FORTH HEREIN IN THE MANNER PROVIDED BY APPLICABLE STATUTE, LAW, RULE OF COURT OR OTHERWISE.

         13.7. Assignability. The Bank may at any time assign the Bank's rights in this Agreement, the Note, the Obligations, or any part thereof and transfer the Bank's rights in any or all of the Collateral, and the Bank thereafter shall be relieved from all liability with respect to such Collateral. In addition, the Bank may at any time sell one or more participations in the Loans. The Borrower may not sell or assign this Agreement, or any other agreement with the Bank or any portion thereof, either voluntarily or by operation of law, without the prior written consent of the Bank. This Agreement shall be binding upon the Bank and the Borrower and their respective legal representatives and successors. All references herein to the Borrower shall be deemed to include any successors, whether immediate or remote. In the case of a joint venture or partnership, the term "Borrower" shall be deemed to include all joint venturers or partners thereof, who shall be jointly and severally liable hereunder.

         13.8. Confidentiality. The Borrower and the Bank hereby agree and acknowledge that any and all information relating to the Borrower which is (i) furnished by the Borrower to the Bank (or to any affiliate of the Bank), and
(ii) non-public, confidential or proprietary in nature, shall be kept confidential by the Bank or such affiliate in accordance with applicable law, provided, however, that such information and other credit information relating to the Borrower may be distributed by the Bank or such affiliate to the Bank's or such affiliate's directors, officers, employees, attorneys, affiliates, auditors and regulators, and upon the order of a court or other governmental agency having jurisdiction over the Bank or such affiliate, to any other party. The Borrower and the Bank further agree that this provision shall survive the termination of this Agreement.

         13.9. Binding Effect. This Agreement shall become effective upon execution by the Borrower and the Bank. If this Agreement is not dated or contains any blanks when executed by the Borrower, the Bank is hereby authorized, upon notice to the Borrower, to date this Agreement as of the date when it was executed by the Borrower, and to complete any such blanks according to the terms upon which this Agreement is executed.

         13.10. Governing Law. This Agreement, the Loan Documents and the Note shall be delivered and accepted in and shall be deemed to be contracts made under and governed by the internal laws of the State of Illinois (but giving effect to federal laws applicable to national banks), and for all purposes shall be construed in accordance with the laws of such State, without giving effect to the choice of law provisions of such State.

         13.11. Enforceability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by, unenforceable or invalid under any jurisdiction, such provision shall as to such jurisdiction, be severable and be ineffective to the extent of such prohibition or invalidity, without invalidating the remaining provisions of this

Agreement or affecting the validity or enforceability of such provision in any other jurisdiction.

         13.12. Survival of Borrower Representations. All covenants, agreements, representations and warranties made by the Borrower herein shall, notwithstanding any investigation by the Bank, be deemed material and relied upon by the Bank and shall survive the making and execution of this Agreement and the Loan Documents and the issuance of the Note, and shall be deemed to be continuing representations and warranties until such time as the Borrower has fulfilled all of its Obligations to the Bank, and the Bank has been paid in full. The Bank, in extending financial accommodations to the Borrower, is expressly acting and relying on the aforesaid representations and warranties.

         13.13. Extensions of Bank's Commitment and Note. This Agreement shall secure and govern the terms of any extensions or renewals of the Bank's commitment hereunder and the Note pursuant to the execution of any modification, extension or renewal note executed by the Borrower and accepted by the Bank in its sole and absolute discretion in substitution for the Note.

         13.14. Time of Essence. Time is of the essence in making payments of all amounts due the Bank under this Agreement and in the performance and observance by the Borrower of each covenant, agreement, provision and term of this Agreement.

         13.15. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute one and the same instrument.

         13.16. Facsimile Signatures. The Bank is hereby authorized to rely upon and accept as an original any Loan Documents or other communication which is sent to the Bank by facsimile, telegraphic or other electronic transmission (each, a "Communication") which the Bank in good faith believes has been signed by Borrower and has been delivered to the Bank by a properly authorized representative of the Borrower, whether or not that is in fact the case. Notwithstanding the foregoing, the Bank shall not be obligated to accept any such Communication as an original and may in any instance require that an original document be submitted to the Bank in lieu of, or in addition to, any such Communication.

         13.17. Notices. Except as otherwise provided herein, the Borrower waives all notices and demands in connection with the enforcement of the Bank's rights hereunder. All notices, requests, demands and other communications provided for hereunder shall be in writing, sent by certified or registered mail, postage prepaid, by facsimile, telegram or delivered in person, and addressed as follows:

                  If to the Borrower:  eLoyalty Corporation
                                       150 Field Drive
                                       Lake Forest, Illinois 60045
                                       Attention: Rob Wert

                  If to the Bank:      LaSalle Bank National Association
                                       135 South LaSalle Street
                                       Chicago, Illinois 60603
                                       Attention: June Courtney

or, as to each party, at such other address as shall be designated by such party in a written notice to each other party complying as to delivery with the terms of this subsection. No notice to or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

         13.18. Indemnification. The Borrower agrees to defend (with counsel satisfactory to the Bank), protect, indemnify and hold harmless each Indemnified Party from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, claims, costs, expenses and distributions of any kind or nature (including, without limitation, the disbursements and the reasonable fees of counsel for each Indemnified Party thereto, which shall also include, without limitation, attorneys' fees and time charges of attorneys who may be employees of the Bank, any parent corporation or affiliated corporation of the Bank), which may be imposed on, incurred by, or asserted against, any Indemnified Party (whether direct, indirect or consequential and whether based on any federal, state or local laws or regulations, including, without limitation, securities, Environmental Laws and commercial laws and regulations, under common law or in equity, or based on contract or otherwise) in any manner relating to or arising out of this Agreement or any of the Loan Documents, or any act, event or transaction related or attendant thereto, the preparation, execution and delivery of this Agreement and the Loan Documents, including, but not limited to, the making or issuance and management of the Loans, the use or intended use of the proceeds of the Loans, the enforcement of the Bank's rights and remedies under this Agreement, the Loan Documents, the Note, any other instruments and documents delivered hereunder, or under any other agreement between the Borrower and the Bank; provided, however, that the Borrower shall not have any obligations hereunder to any Indemnified Party with respect to matters caused by or resulting from the willful misconduct or gross negligence of such Indemnified Party. To the extent that the undertaking to indemnify set forth in the preceding sentence may be unenforceable because it violates any law or public policy, the Borrower shall satisfy such undertaking to the maximum extent permitted by applicable law. Any liability, obligation, loss, damage, penalty, cost or expense covered by this indemnity shall be paid to each Indemnified Party on demand, and, failing prompt payment, shall, together with interest thereon at the Default Rate from the date incurred by each Indemnified Party until paid by the Borrower, be added to the Obligations of the Borrower and be secured by the Collateral. The provisions of this Section 13.18 shall survive the satisfaction and payment of the other Obligations and the termination of this Agreement.

                  IN WITNESS WHEREOF, the Borrower and the Bank have executed this Loan and Security Agreement as of the date first above written.


                                       eLOYALTY CORPORATION, a Delaware
                                       corporation


                                       By
                                         ---------------------------------------
                                       Name
                                           -------------------------------------
                                       Title
                                            ------------------------------------

                                       Agreed and accepted:

                                       LASALLE BANK NATIONAL ASSOCIATION,
                                       a national banking association,


                                       By
                                         ---------------------------------------
                                       Name
                                           -------------------------------------
                                       Title
                                            ------------------------------------

                                  SCHEDULE 3.1

                        (See attached Closing Checklist)

                                  SCHEDULE 7.1

eLoyalty Corporation was spun off from Technology Solutions Company in February of 2000, and until that date was doing business as Technology Solutions Company.

                                  SCHEDULE 7.16

                      (See attached list of Bank Accounts)

                                  SCHEDULE 8.1

None.

                                  SCHEDULE 8.2

                       (See attached Lien Search Summary)

                         AMENDMENT NO. 1 AND CONSENT TO
                                 LOAN AGREEMENT


                  This Amendment No. 1 and Consent to Loan Agreement (the "Amendment") is dated as of the ____ day of February, 2002 and is by and between LASALLE BANK NATIONAL ASSOCIATION ("Lender") and eLOYALTY CORPORATION, a Delaware corporation (the "Borrower").

                                   WITNESSETH:

                  WHEREAS, Lender and Borrower are parties to that certain Loan Agreement, dated as of December 17, 2001 (as the same may from time to time be amended or otherwise modified, the "Loan Agreement"; capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Loan Agreement); and

                  WHEREAS, the Borrower has requested that (i) Lender consent to Borrower's participation in a proposed exchange of its shares in YOUcentric, Inc. in part for shares of common stock of J.D. Edwards & Company ("YOUcentric Exchange") and in part for cash, which would otherwise violate Section 8.3 of the Loan Agreement (ii) Lender consent to Borrower's provision of its employees with bonus compensation in the form of forgivable loans (the "Bonus Loans") and the maintenance of Bonus Loans previously provided, which would otherwise violate Sections 8.3 and, in certain instances, Section 8.6 of the Loan Agreement and (iii) the Loan Agreement be amended in certain respects.

                  NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each of Lender and Borrower hereby agree as follows:

                  1. Amendments to Loan Agreement. In reliance on the representations and warranties set forth in Section 3 of this Amendment and subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment, the Loan Agreement is hereby amended as follows:

                  1.1. The following proviso is added to the end of the first sentence of Section 2.5 of the Loan Agreement:

                  ;provided, however, that Bank may issue Letters of Credit with an expiration date on or before June 31, 2005 in an aggregate face amount not to exceed $200,000.

                  2. Consents. In reliance on the representations and warranties set forth in Section 3 of this Amendment and subject to the satisfaction of the conditions precedent set forth in Section 4 of this Amendment, Lender hereby consents to: (a) the YOUcentric Exchange, (b) the establishment and maintenance of the Bonus Loan program. These consents shall be deemed effective as of the date of the Agreement.

                  Except as expressly provided herein, the foregoing consents shall not constitute (a) a modification or alteration of the terms, conditions or covenants of the Loan Agreement or any document entered into in connection therewith, or (b) a waiver, release or limitation upon the exercise by Lender of any of its rights, legal or equitable, hereunder or under the Loan Agreement or any Loan Document. Except as set forth above, the Lender reserves any and all rights and remedies which it has had, has or may have under the Loan Agreement and each Loan Document.

                  3. Representations and Warranties. To induce the Lender to enter into this Amendment, the Borrower hereby represents and warrants to the Lender that:

                  3.1. the execution, delivery and performance by the Borrower of this Amendment and each of the other agreements, instruments and documents contemplated hereby are within its corporate power, have been duly authorized by all necessary corporate action, have received all necessary governmental approval (if any shall be required), and do not and will not contravene or conflict with any provision of law applicable to the Borrower, the certificate of incorporation and by-laws of the Borrower (as amended to date), any order, judgment or decree of any court or governmental agency, or any agreement, instrument or document binding upon the Borrower or any of its property;

                  3.2. each of the Loan Agreement and the other Loan Documents, each as amended by this Amendment, are the legal, valid and binding obligation of the Borrower to the extent the Borrower is a party thereto, and the Loan Agreement and such Loan Documents are enforceable against the Borrower in accordance with their respective terms;

                  3.3. the representations and warranties of Borrower contained in the Loan Agreement and the Loan Documents, each as amended hereby, are true and correct in all material respects as of the date hereof, with the same effect as though made on the date hereof, except to the extent that such representations and warranties expressly relate to an earlier date, in which case such representations and warranties are true and correct as of such earlier date; and

                  3.4. Borrower has performed in all material respects all of its obligations under the Loan Agreement and the other Loan Documents to be performed by it on or before the date hereof and as of the date hereof, Borrower is in compliance with all applicable terms and provisions of the Loan Agreement and each of the other Loan Documents to be observed and performed by it and, assuming the effectiveness of the consents set forth herein, no Event of Default has occurred and is continuing.

                  4. Conditions. The effectiveness of the amendments and consents set forth above is subject to the following conditions precedent:

                  4.1. Borrower shall have executed and delivered to Lender, or shall have caused to be executed and delivered to Lender, each in form and substance satisfactory to Lender, this Amendment and such other documents, instruments and agreements as Lender may reasonably request.

                  4.2. All proceedings taken in connection with the transactions contemplated by this Amendment and all documents, instruments and other legal matters incident thereto shall be satisfactory to Lender and its legal counsel.

                  4.3. Assuming the effectiveness of the consents set forth herein, no Event of Default shall have occurred and be continuing.

                  5. References; Effectiveness. Each of the Lender and the Borrower hereby agree that all references to the Loan Agreement which are contained in any of the other Loan Documents shall refer to the Loan Agreement as amended by this Amendment.

                  6. Counterparts. This Amendment may be executed in any number of counterparts and by the different parties on separate counterparts, and each such counterpart shall be deemed to be an original, but all such counterparts shall together constitute but one and the same Amendment.

                  7. Continued Effectiveness. Except as specifically set forth herein, the Loan Agreement and each of the other Loan Documents shall continue in full force and effect according to their respective terms.

                  8. Governing Law. This Amendment shall be a contract made under and governed by the internal laws of the State of Illinois.

                  9. Costs and Expenses. Borrower hereby agrees that all expenses incurred by the Lender in connection with the preparation, negotiation and closing of the transactions contemplated hereby, including without limitation reasonable attorneys' fees and expenses, shall be part of the Obligations.

                  IN WITNESS WHEREOF, this Amendment has been executed as of, and is effective as of, the day and year first written above.


                                       eLOYALTY CORPORATION, a Delaware
                                       corporation, as Borrower


                                       By
                                         ---------------------------------------
                                       Its



                                       LASALLE BANK NATIONAL ASSOCIATION, as
                                       Lender

                                       By
                                         ---------------------------------------
                                       Its
                                          --------------------------------------